Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated December 21, 2009, is entered into by and between CREDO Petroleum Corporation, a Delaware corporation (the “Company”), and Marlis E. Smith, Jr., an individual (the “Employee”), to be effective as of January 1, 2010 (the “Effective Date”) as to all provisions hereof except for Section 3.(a), which shall become effective on January 16, 2010.

WHEREAS, Employee and the Company desire to enter into an agreement providing for the employment of Employee as President and Chief Executive Officer of the Company;

NOW, THEREFORE, the Company and Employee hereby agree as follows:

1.                                       Employment.   The Company hereby employs Employee, and Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement.

2.                                       Term.  Subject to the provisions for earlier termination set forth in Section 5 below, the term of Employee’s employment under this Agreement (the “Term”) will commence on the Effective Date and end on December 31, 2011; provided, however, that on January 1, 2012 and on each succeeding anniversary thereafter, the Term automatically will be extended by an additional year, unless (a) thirty (30) days prior to any such succeeding anniversary either Employee or the Company has given the other written notice to the contrary (which notice is not rescinded before such anniversary date) or (b) this Agreement has otherwise been terminated as provided in Section 5 of this Agreement.

3.                                       Positions and Duties.

(a)                                  During the Term, Employee shall have the title of President and Chief Executive Officer of the Company and such duties and responsibilities as are assigned to him by the Board of Directors of the Company (the “Board”) from time to time.

(b)                                 Employee shall devote his exclusive professional time, energy, and attention to the affairs and operations of the Company, and shall use his best efforts to carry out his responsibilities under this Agreement faithfully and efficiently; provided, however, that nothing contained herein shall preclude Employee from (i) investing Employee’s personal assets in such form or manner as will not require Employee’s services in any capacity in the operations and affairs of the businesses in which such investments are made, except as precluded in Section 6(b), or (ii) participating in charitable or other not-for-profit activities as long as such activities do not interfere with Employee’s work for the Company.

4.                                       Compensation.  During the Term:

(a)                                  Salary.  Employee shall initially be paid an aggregate annual base salary of $250,000 per year, less applicable withholdings and deductions (the “Base Salary”).  The Board shall review the Base Salary from time to time and may, in its sole discretion, increase but not decrease the Base Salary.  The Base Salary shall be payable in accordance with the Company’s standard payroll practices and policies.

(b)                                 Bonuses.

(i)                                     Initial Annual Incentive Bonuses.  For the years ended December 31, 2010 and 2011, Employee also will be eligible to receive, in the sole discretion of the Board, an annual incentive bonus (an “Initial Annual Incentive Bonus”) based in part on performance goals which may be established from time to time by the Board and\or based on the Board’s judgment regarding the overall performance of Employee in light of general industry conditions, product prices, and other considerations that the Board considers appropriate under the circumstances.  Any Initial Annual Incentive Bonus award shall be paid in the form of cash or, at Employee’s discretion and with Board approval, any portion of said Initial Annual Incentive bonus may be paid in the form of incentive stock options in lieu of cash.  If any portion of the Initial Annual Incentive Bonus is paid in stock options, the number of options granted calculated at the then current Exercise Price will equal the number of options required to create pre-tax charges to the Income Statement over the option vesting period that are equal to the bonus cash consideration given up by Employee.

(ii)                                  Subsequent Annual Incentive Bonuses.  For any year subsequent to December 31, 2011, Employee will be eligible to receive, in the sole discretion of the Board, an annual incentive bonus (a “Subsequent Annual Incentive Bonus”) based in part on performance goals which may be established from time to time by the Board and\or on the Board’s judgment regarding the overall performance of Employee in light of general industry conditions, product prices, and other considerations that the Board considers appropriate under the circumstances.  Any Subsequent Annual Incentive Bonus award shall be paid in the form of cash or, at Employee’s discretion and with Board approval, any portion of said Subsequent Annual Incentive bonus may be paid in the form of incentive stock options in lieu of cash.  If any portion of the Subsequent Annual Incentive Bonus is paid in stock options, the number of options granted calculated at the then current Exercise Price will equal the number of options required to create pre-tax charges to the Income Statement over the option vesting period that are equal to the bonus cash consideration given up by Employee.

(iii)                               Bonus Payments.  Each Initial Annual Incentive Bonus and Subsequent Annual Incentive Bonus, or portion thereof, that is payable in cash shall be paid, less applicable deductions and withholdings, in accordance with the Company’s standard payroll practices and procedures, no later than March 15 of the calendar year following the year in which the bonus accrues.

(c)                                  Initial Stock Option Award.  On the Effective Date, the Company shall grant to Employee incentive stock options to acquire a number of shares of the Company’s common stock equal to 50,000 shares.

(d)                                 Stock Option Terms.

(i)                                     Value.  For the purposes of this Agreement, the dollar value of stock options granted hereunder shall be determined in good faith by the Board in a manner consistent with the Company’s determination of such value for financial reporting purposes.

(ii)                                  Exercise Price.  The exercise price of the options granted pursuant to Section 4(c) shall be equal to the closing trading price of the Company’s common stock on the date of grant on the principal exchange on which such stock is traded, provided, however, that in no event will such exercise price be less than the “Fair Market Value” of the underlying shares, as that term is defined in the Company’s 2007 Stock Option Plan (as the same may be amended from time to time, the “Stock Option Plan”).

(iii)                               Vesting.  Stock options granted pursuant to this Agreement shall vest one-third on each of the first, second and third anniversaries of the option grant date.

(iv)                              Plan.  The stock options issuable pursuant to this Agreement shall be issued under and subject to the terms of the Stock Option Plan, including a customary award agreement as contemplated by the Stock Option Plan, or such other plan or plans as may be adopted from time to time by the Company.

(e)                                  Other Benefits.  During the Term, (i) Employee shall be eligible to participate in the Company’s 401(k) plan subject to plan entry requirements, (ii) Employee and/or Employee’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under, to the extent provided by the Company, medical, prescription and dental plans, (iii) Employee shall be provided $500,000 of term life insurance in the name of Employee.  Nothing in this Agreement requires that the Company maintain any particular benefits plan or coverage, which may be modified or eliminated based on the Company’s needs; provided, however, that Employee will not be treated differently than other employees with respect to any such modification or elimination.

(f)                                    Expenses and Allowances.   Employee is authorized, in carrying out his responsibilities and duties under this Agreement, to incur reasonable business expenses for the benefit of the Company, all of types and at levels determined in good faith to be consistent with his duties as President and Chief Executive Officer of the Company.  All such expenses will either be paid directly by the Company or the Company shall promptly reimburse Employee for expenditures upon the submission, from time to time, of itemized accountings for such expenditures subject to Company policy.

(g)                                 Vacation.  Employee shall be entitled to four weeks paid vacation per year, which shall accrue and be subject to the terms of the Company’s vacation policy, as the same may be amended from time to time.

5.                                       Termination.

(a)                                  Certain Definitions.  For the purposes of this Section 5, the following terms shall be assigned the following meanings:

(i)                                     “Accrued Obligations” means all accrued Base Salary amounts as in effect at the time of termination, accrued vacation pay or other benefits and reasonable and necessary business expenses incurred by Employee in connection with his duties, as contemplated by Sections 4(a), (d) (e), and (g), in each case to the extent unpaid as of the date of termination and less applicable deductions and withholdings.

(ii)                                  “Cause” shall mean (i) dishonesty toward, fraud upon, or deliberate injury or attempted deliberate injury to, the Company, (ii) final conviction for a felony or crime involving moral turpitude, (iii) willful refusal or willful failure to follow the lawful directions of the Board, (iv) misfeasance, malfeasance, or negligence with respect to the performance of Employee’s job duties, or (v) material violation of the Company’s or its successor’s established policies and procedures.

(iii)                               “Disability” means a physical or mental impairment which renders Employee unable to perform the essential functions of his position for a period expected to last at least 60 days, even with reasonable accommodation which does not impose an undue hardship on the Company.  The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by Employee and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

(iv)                              “Good Reason” shall mean the occurrence of any of the following conditions, provided that Employee gives the Company written notice of such condition within thirty (30) days of its occurrence, and the Company fails to remedy the condition within thirty (30) days of its receipt of notice:

(1)                                  material diminution by the Company of Employee’s authority, duties and responsibilities, which change would cause Employee’s position to become one of less responsibility, importance and scope;

(2)                                  material reduction by the Company of the Base Salary, as it may be increased from time to time;

(3)                                  the Company or its successor requiring Employee to be based anywhere other than within thirty miles of the Company’s principal office location or in or near Denver, Colorado, except for required business travel to an extent substantially consistent with Employee’s business travel requirements; or

(4)                                  any action or inaction that constitutes a material breach by the Company of this Agreement.

(b)                                 Death or Disability.  Employee’s employment shall terminate automatically upon Employee’s death.  If the Company determines in good faith that the Disability of Employee has occurred, it may give to Employee written notice of its intention to terminate Employee’s employment.  In such event, Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee unless, within the 30 days after such receipt, Employee has returned to full-time performance of his duties.  Following termination pursuant to this Section 5(b), the Company’s only obligation to Employee shall be to pay to Employee, in a lump sum, an amount equal to the Accrued Obligations, plus payment to the Executive or his estate or beneficiary, as applicable, of any amounts due pursuant to the terms of any applicable welfare benefit plans.

(c)                                  Termination for Cause or Without Good Reason.  This Agreement may be terminated at any time by the Company for Cause or by Employee without Good Reason.  In the case of termination by the Company for Cause, Employee shall be given written notice by the Board of the intention to terminate him for Cause, such notice (i) to state in reasonable detail the act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Cause is based and (ii) to be given within six months of the date the Board has reasonable notice of why the act(s) or failure(s) to act constitute grounds for termination for Cause.  Employee shall be entitled to a hearing before the Board, provided he requests such hearing within ten calendar days of receiving the written notice from the Board, and such hearing shall take place within 10 calendar days of Employee’s request.  If, within five calendar days following such hearing, Employee is furnished written notice by the Board confirming that, in its reasonable judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.  In the case of termination by Employee without Good Reason, the termination shall be effective thirty (30) days after Employee notifies the Company of such termination.  Following termination pursuant to this Section 5(c), the Company’s only obligation to Employee shall be to pay to Employee, in a lump sum, an amount equal to the Accrued Obligations.

(d)                                 Termination Without Cause or for Good Reason.  This Agreement may be terminated at any time by the Company without Cause or by Employee with Good Reason.  In each case, such termination shall be effective immediately upon delivery of notice to the non-terminating party.  In the event of a termination pursuant to this Section 5(d), the Company shall pay Employee, (i) in a lump sum, the Accrued Obligations and (ii) in twelve equal monthly installments, the Base Salary in effect at the time of termination, unless the termination occurs on or prior to December 31, 2010, in which case the amount payable under this Section 5(d)(ii) shall be 50% of the Base Salary in effect at the time of termination payable in six equal monthly installments.

(e)                                  Termination Upon a Change of Control.  In the event of a termination upon a “Change of Control,” as that term is defined in the Company’s Key Employee Retention Plan (the “Employee Retention Plan”), Employee shall be entitled to the benefits provided under Section 4 of the Employee Retention Plan, but based on a minimum of 12 years of service.  If, in the sole opinion of the Company’s Board of Directors, such Change of Control results primarily or in large part due to the constructive efforts of Employee with the prior support of the Board of Directors, Employee shall be entitled to the benefits provided under Section 4 of the Employee Retention Plan, but based on a minimum of 24 years of service.

(f)                                    Continued Benefits.  If Employee’s employment is terminated pursuant to Sections 5(b) or 5(d), Employee and/or Employee’s dependents, as applicable, shall be entitled to continue any participation Employee had immediately prior to termination in each of the Company’s welfare benefit plans as provided in Section 4 of the Employee Retention Plan, but based on a minimum of 12 years of service.

6.                                       Confidentiality; Non-Competition; Non-Solicitation.

Proprietary Information.  As of the Effective Date, a fiduciary relationship of confidence and trust is established between Employee and the Company as to all “Proprietary Information” (as defined below) then existing and subsequently created or developed by or for the Company, including but not limited to, information created or developed by Employee during his employment or association with the Company.  Use and disclosure of the Proprietary Information shall be governed by Employee’s duties to the Company under applicable law and by the terms and conditions of this Agreement.  Employee shall use Proprietary Information only for the benefit of the Company and for no other purpose whatsoever.  Except in the performance of his duties for the benefit of the Company, Employee shall not disclose to any person or entity or use any Proprietary Information, in any form.  Employee agrees and acknowledges that all of the Proprietary Information, in any form, and copies and extracts thereof, is and shall remain the sole and exclusive property of the Company, and Employee shall, on request, assign such information of Employee’s origination to the Company and/or return to the Company the originals and all copies of all Proprietary Information provided to or acquired by Employee in connection with his employment or association with the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by Employee during the course of such employment or association.  For the purposes of this Agreement, the term “Proprietary Information” shall mean all information which provides an actual or perceived competitive or technological advantage to the Company relating to the Company or its business, including, but not limited to, the Calliope Gas Recovery System and Tractor Seal technologies and related intellectual property; provided, however, that Proprietary Information shall not include any information which was in Employee’s possession prior to the date hereof, as evidenced by bona fide written, dated documents, or any information which is or becomes generally known to the public through no fault of Employee or others owing duties of trust and confidentiality to the Company.  Employee acknowledges that Proprietary Information may include information relating to applications and unknown uses of the Proprietary Information, and that, while certain information described above is excluded from the definition of Proprietary Information, the new uses and unknown applications of any public information recognized by Employee also constitute Proprietary Information.  Furthermore, all new uses and unknown applications of the Proprietary Information which become apparent to Employee after the Effective Date shall be deemed Proprietary Information.  Notwithstanding any other provision of this Agreement and any termination of this Agreement, Proprietary Information shall remain such until excluded pursuant to the proviso above.

Non-Competition.  Except as set forth in this Section 6.(b) or as may otherwise be approved in advance in writing by the Board, during the Term and for a period of eighteen months after the termination of Employee’s employment, Employee shall not compete, directly or indirectly, with the Company within lease boundaries, spacing units, or governmental sections where the Company owns interests as of the Effective Date or within five miles of any lease boundaries, spacing units or governmental sections in which the Company acquires interests after the Effective Date.  Without limiting the generality of the foregoing, Employee shall not promote or assist, financially or otherwise, any person, firm, association, partnership, corporation, or any other entity violate the above restriction.  Primarily due to Employee’s participation in Company projects during the past 10 years, Employee currently owns interests in many leases, spacing units and governmental sections in which the Company also owns interests (collectively referred to as “Employee’s Predating Ownership Interests”).  Such Employee’s Predating Ownership Interests are owned by Employee pursuant to agreements between Employee and the Company which grant Employee certain ownership rights as set forth in the applicable agreements.  Such Employee’s Predating Ownership Interests are generally evidenced by, among other things, participation agreements, assignments, joint interest billings, payments of joint ownership billings, title opinions, division orders, transfer orders, and revenue receipts which predate this Agreement.  With respect to Employee’s Predating Ownership Interests (i) they are hereby acknowledged and approved, (ii) each parties’ continuing rights and obligations related to Employee’s Predating Ownership Interests are hereby acknowledged and approved, and (iii) Employee’s Predating Ownership Interests are hereby excepted from this Section 6(b).

Non-Solicitation.  During the Term and for a period of eighteen months after the termination of Employee’s employment either by the Company for Cause or by Employee without Good Reason, Employee shall not directly or indirectly solicit or induce or attempt to solicit or induce any employee(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company.

Reasonableness of Restrictions.  Employee agrees that the covenants set forth in Sections 6(b) and 6(c) are reasonable with respect to their duration and scope.  In the event that any of the provisions of Sections 6(b) and 6(c) shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

7.                                       Injunctive Relief.  The parties hereto agree that the Company would suffer irreparable harm from a breach by Employee of any of the covenants or agreements contained herein, for which there is no adequate remedy at law.  Therefore, in the event of the actual or threatened breach by Employee of any of the provisions of this Agreement, the Company, or its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief in order to enforce compliance with, or prevent any violation of, the provisions hereof, and that, in the event of such a breach or threat thereof, the Company shall be entitled, without posting a bond, to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein.

8.                                       Governing Law; Venue.  This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Colorado, without regard to conflicts of laws principles thereof.  Any actions under or with respect to this Agreement shall be filed only in the state or federal courts located in the State of Colorado and the parties consent to the jurisdiction and venue of solely such courts.

9.                                       Taxes.

(a)                                  Except as otherwise provided in Section 11, and to the extent specifically provided in Section 10, Employee shall be solely liable for Employee’s tax consequences of compensation and benefits payable under this Agreement, including any consequences of the application of Section 409A of the Code.

(b)                                 In order to comply with all applicable federal or state income tax laws or regulations, the Company may withhold from any payments made under this Agreement all applicable federal, state, city or other applicable taxes.

10.                                 Section 409A Savings Clause.

(a)                                  It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

(b)                                 Notwithstanding anything in this Agreement to the contrary, if on the date of termination of Employee’s employment with the Company,

(i)                                     Employee would not have a separation from service within the meaning of Section 409A of the Code and the Treasury Regulations thereunder (“Separation From Service”), and as a result of such termination of employment would receive any payment that, absent the application of this Section 10(b)(i), would be subject to additional tax imposed pursuant to Section 409A of the Code, then such payment shall instead be payable on the date that is the earliest of (A) Employee’s Separation From Service, (B) the date Employee becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Code), (C) Employee’s death, or (D) such other date as will not result in such payment being subject to such additional tax; and if

(ii)                                  Employee is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six months after Employee’s separation from service that, absent the application of this Section 10(b)(ii), would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (A) six months after Employee’s Separation From Service, (B) Employee’s death, or (C) such other date as will not result in such payment being subject to such additional tax.

11.                                 Limitation of Payments to Employee.  Notwithstanding any other provision of this Agreement, in the event that any payment (or portion thereof) to be made hereunder to Employee would constitute a “parachute payment” for purposes of Section 280G(b)(2) of the Code, such payment (or portion thereof) shall be reduced so that the remaining portion of such payment (if any) does not constitute a parachute payment.  In the event that more than one payment (or portion thereof) would constitute a parachute payment, the preceding sentence shall be applied to such payments in the order designated by Employee until none of the remaining payments (or portions thereof) constitute parachute payments.  If Employee does not designate the order in which such payments shall be reduced, each payment (or portion thereof) shall be reduced in the order in which it is payable starting with the payment payable last in time, and then the payment payable next to last in time, and so forth until none of the remaining payments (or portions thereof) constitute parachute payments.

12.                                 Entire Agreement.   Subject to final Board approval of the methodology to review and, if deemed appropriate, approve Employee elections pursuant to joint operating agreements or participation agreements for wells where Employee and the Company both own an interest, this Agreement constitutes and contains the entire agreement and final understanding concerning Employee’s employment with the Company and the other subject matters addressed herein between the parties.  It is intended by the parties as a complete and exclusive statement of the terms of their agreement.  It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.  Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party.  This is a fully integrated agreement.

13.                                 Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Board (or a person expressly authorized thereby) and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

14.                                 Miscellaneous.

(a)                                  Binding Effect.  This Agreement will be binding upon and shall inure to the benefit of both Employee and the Company and their respective successors, heirs and legal representatives, but neither this Agreement nor any rights under this Agreement may be assigned by Employee or the Company without the written consent of the other, and any assignment in violation of the foregoing shall be void.

(b)                                 Notices.  Any notice required or permitted to be given under this Agreement is to be in writing and either given by personal delivery or deemed to be delivered three days after deposited, postage pre-paid, in the U.S. certified or registered mail, return receipt requested, addressed as follows:

If to the Company:	CREDO Petroleum Corporation 1801 Broadway, Suite 900 Denver, Colorado 80202 Attn: Alford B. Neely

If to Employee:	Marlis E. Smith, Jr. 5030 Sanford Circle West Englewood, CO 80113

or at such other address as is specified in written notice given in the manner required in this Agreement.

(c)                                  Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof

(d)                                 Construction.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

(e)                                  Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(f)                                    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

This Employment Agreement has been executed by the parties on the date and year first above written.

CREDO PETROLEUM CORPORATION

By:
Name:
Title:

MARLIS E. SMITH, JR.

Marlis E. Smith, Jr., Individually